Exhibit 23.3
CONSENT OF WEIR INTERNATIONAL, INC.
     In connection with the Registration Statement on Form S-3 (No. 333-157880) of Arch Coal, Inc. and any amendments thereto and including the related prospectus, we hereby consent to the incorporation by reference therein of the reference to Weir International, Inc. contained in the Annual Report on Form 10-K of Arch Coal, Inc. for the year ended December 31, 2010. We also hereby consent to the reference to us under “Experts” in the preliminary prospectus supplement dated May 31, 2011 and any amendment or supplement thereof or final prospectus relating thereto, which is part of Registration Statement No. 333-157880.
     We further wish to advise that Weir International, inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Arch Coal, Inc. or any of its affiliates or subsidiaries.
Respectfully submitted,
/s/ John W. Sabo
Title: Executive Vice President
Date: May 31, 2011